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                                                                   Exhibit 10.51

                              LICENSE AGREEMENT AND

                                 MUTUAL RELEASE

                  THIS LICENSE AGREEMENT AND MUTUAL RELEASE (the "Agreement") is made and entered into as of June 11, 2003(the "Effective Date"), by and between ESS TECHNOLOGY INTERNATIONAL, INC. ("ETI"), ESS TECHNOLOGY, INC. ("ESS"), and MEDIATEK INCORPORATION, a corporation duly organized and existing under the laws of Taiwan, R.O.C.("MediaTek").

                  WHEREAS, on or about September 27, 2002 ESS, the parent of ETI, filed a complaint for copyright infringement and unfair competition against MediaTek. The complaint was filed in the United States District Court for the Northern District of California, Case No. C02-4705 CRB (EMC), and has been amended three times. In the current complaint, plaintiffs ESS and ETI assert claims for copyright infringement, contributory copyright infringement, and unfair competition. The case is referred to herein as "the Litigation."

                  WHEREAS, MediaTek filed an answer denying the claims of ESS and asserting certain counterclaims against ESS.

                  WHEREAS, it is now the desire and intention of ESS and ETI, on the one hand, and MediaTek, on the other hand, to settle and resolve all disputes, differences and claims asserted in the Litigation or otherwise existing as of the Effective Date of this Agreement, and to license certain items of intellectual property,

                  NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, and of the mutual covenants, terms and conditions hereinafter set forth, it is agreed as follows:

1.       DEFINITIONS

         1.1. "ESS DVD Technology" means the following registered United States Copyrights: ***.

         1.2. "Product" means any DVD chip solution or chipset, any DVD player, or any software or screen display designed for use with or in a DVD chip solution, DVD chipset, or DVD player.

         1.3. A "Subsidiary" of a company means a corporation or other legal entity (a) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by such company either directly or indirectly; or (b) which does not have outstanding shares or securities but the majority of whose ownership interest representing the right to manage such corporation or other legal entity is now or hereafter owned and controlled by such company either

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                  directly or indirectly; but any such corporation or other
                  legal entity shall be deemed to be a Subsidiary of such company only as long as such control or ownership and control exists.

         1.4. "Sale" or "Sold" means the distribution for payment of a Product to a person or entity who is not a party to this Agreement, except that returned Products shall be excluded from this definition.

2.       GRANTS

         2.1. LICENSE GRANT. Subject to the terms and conditions provided in this Agreement, ETI and ESS hereby grant MediaTek a world-wide, perpetual, non-exclusive, indivisible, nontransferable (with the exception of the conditions in paragraph 9.5) license under the ESS DVD Technology to make, have made pursuant to MediaTek's own specifications, use, reproduce, distribute, and sell Products incorporating ESS' ***module and *** module, and derivative works created by MediaTek therefrom, if any. No license is granted under this Agreement to any other portions of the ESS DVD Technology, or to the ESS DVD Technology in its entirety. This license shall extend to customers of MediaTek who build DVD players or components thereof, as well as distributors, retailers, service providers, and end users of DVD players containing chips or chipsets sold or supplied by MediaTek. The parties agree that MediaTek's acceptance of this license grant is not an admission of any liability in the Litigation.

3.       LIMITATIONS ON RIGHTS AND RELATIONSHIPS

         3.1. NO IMPLIED LICENSE. No license or right is hereby granted by implication, estoppel, or otherwise with respect to any patent, patent right, copyright, trademark, or other intellectual property or property right not specifically identified herein.

         3.2. NO JOINT VENTURE. Nothing herein is intended to nor shall be construed as creating any joint venture, agency, partnership or relationship other than licensor-licensee between ESS, ETI and MediaTek.

4.       PAYMENTS AND ROYALTIES

         4.1. LICENSE FEE PAYMENT BY MEDIATEK. As an initial license fee, MediaTek shall pay to ETI forty five million dollars ($45,000,000 USD). Because of the possibility of the applicability of Taiwan withholding taxes, described below in paragraph 4.2, MediaTek shall first pay into an escrow account the cash sum of *** (***) ("principal amount"), pursuant to the escrow agreement attached hereto as Exhibit A. The principal amount in such escrow account shall be paid by the escrow agent to ETI within two (2) business days following notification to the escrow agent of the issuance of any decision by the government of Taiwan on MediaTek's application for exemption from Taiwanese withholding tax. This payment shall be

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                  nonrefundable and not creditable against the royalty called for under paragraph 4.3. All accrued interest remaining in the escrow account shall be paid by the escrow agent to MediaTek.

         4.2. APPLICATION FOR WITHHOLDING TAX EXEMPTION. The parties shall work *** to file for an exemption from Taiwan's withholding tax obligations on payments to ETI. ETI and MediaTek each agree to provide the other with all necessary documents in connection with this exemption. MediaTek shall first submit to ETI and ESS for approval all documents it proposes to provide to the taxing authority of the government of Taiwan, and shall incorporate any and all reasonable changes requested by ETI or ESS. MediaTek agrees and warrants that it shall *** from any government agency or other third party in connection with the payment of withholding tax on MediaTek's payment to ETI.

                  4.2.1. TAX/ETI PAYMENT BY MEDIATEK. Within five (5) business days after the issuance of a decision by the government of Taiwan on MediaTek's application, and as directed by the taxing authority of the government of Taiwan, MediaTek shall pay *** (***) either (1) to the taxing authority of the government of Taiwan to satisfy the applicable withholding taxes imposed by Taiwan, or (2) to ETI if MediaTek's application in paragraph 4.2 is granted, or (3) in part to the taxing authority of the government of Taiwan and in part to ETI if the taxing authority of the government of Taiwan sets a withholding rate of less than 20%. Any such payment to ETI shall be nonrefundable and not creditable against the royalty called for under paragraph 4.3. Any such payment to ETI shall be paid by wire transfer to an account specified by ETI.

                  4.2.2. TAX/ETI PAYMENT BY MEDIATEK ON QUARTERLY ROYALTIES. If the government of Taiwan has not made a decision on the application for exemption from withholding taxes by the time that a quarterly royalty under paragraph 4.3.1 is due, MediaTek shall pay that quarterly royalty into the escrow account described in paragraph 4.1, withholding 20% of the royalty for possible withholding taxes. The quarterly royalties less 20% in the escrow account shall be paid to ETI when the paragraph 4.1 principal amount is paid to ETI, and any interest accrued thereon shall be paid to MediaTek. Within five (5) business days after the issuance of a decision by the government of Taiwan on MediaTek's application, and as directed by the taxing authority of the government of Taiwan, MediaTek shall pay any amounts withheld from quarterly royalties under this paragraph either (1) to the taxing authority of the government of Taiwan to satisfy the applicable withholding taxes imposed by Taiwan, or
                           (2) to ETI if MediaTek's application in paragraph 4.2 is granted, or (3) in part to the taxing authority of the government of Taiwan and in part to ETI if the taxing authority of the government of Taiwan sets a withholding rate of less than 20%. Any such payment to ETI shall be paid by wire transfer to an account specified by ETI.

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         4.3.     QUARTERLY ROYALTY PAYMENTS BY MEDIATEK. MediaTek shall pre-pay to ETI a royalty as described below by wire transfer to an account specified by ETI, and shall transfer such funds from MediaTek's account no later than 11:00 p.m. Pacific Time, on the first business day of each August, November, February, and May.

                  4.3.1. QUARTERLY ROYALTY PREPAYMENT. Each quarterly payment *** (***) (absent a reduction based on previous overpayments as described in paragraph 4.3.3), representing a pre-payment of royalties for the following three-month period (e.g., the November 3, 2003, royalty pre-payment shall be a prepayment of royalties on Sales for November 2003, December 2003, and January, 2004.)

                  4.3.2. CALCULATION OF ROYALTY DUE. The actual royalty due over each three month period shall be calculated by multiplying (1) the *** Sold by MediaTek or its Subsidiaries during each such three-month period, by
                           (2) *** (***) per unit.

                  4.3.3. OVERPAYMENTS. To the extent that MediaTek's prepayment of royalties at the beginning of any three-month period exceeds the actual royalty due at the conclusion of such three-month period, the amount of any such overpayment shall be deducted from the royalty prepayment due at the beginning of the next three-month period.

                  4.3.4. QUARTERLY ROYALTY CAP. Each such quarterly royalty shall be capped at *** (***) per quarter. If the actual quarterly royalty calculated using the formula in paragraph 4.3.2 for any quarter is more than *** (***), the amount in excess of such amount shall not become a royalty due under this Agreement.

                  4.3.5. PAID-UP LICENSE. The license granted to MediaTek in paragraph 2.1 shall become fully paid-up and no further royalties shall be due when MediaTek has paid aggregate royalties under this paragraph 4.3 of forty-five million dollars ($45 million USD).

                  4.3.6. TAXES. If the Taiwan withholding tax exemption in paragraph 4.2 is granted, all royalty payments under this paragraph 4.3 shall be made free and clear of all taxes, duties or levies however designated or computed other than any United States income tax liabilities that may be related to such payments, and MediaTek shall indemnify and hold ESS and ETI harmless from all such taxes, duties and levies, if any, imposed upon such payments. If the Taiwan withholding tax exemption in paragraph 4.2 is not granted, MediaTek shall withhold the amounts defined by the Taiwan tax authorities of the sums paid under paragraph 4.3.1 and shall pay those withheld monies to the appropriate taxing authority of the government of Taiwan as required by Taiwanese law.

         4.4. NO REFUND OF ROYALTY PAYMENTS. No part of any royalty paid to ETI hereunder shall be refundable for any reason, except if ESS or ETI breaches paragraph 2.1 of this Agreement.

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         4.5.     ROYALTIES PAID IN U.S. FUNDS. All royalties specified in this paragraph 4 shall be payable in lawful money of the United States of America.

         4.6. ROYALTY REPORT. Within five (5) days of the end of each three-month period identified in paragraph 4.3, MediaTek shall either (a) furnish to ETI a certification that it Sold more than *** (***) Products during the preceding quarter, or (b) furnish to ETI a written royalty statement certified by an officer of MediaTek separately setting forth (1) the number of Products Sold by MediaTek during the preceding three-month period; (2) the royalty accrued thereon; and (3) confirmation of the wire transfer royalty pre-payment made by MediaTek. MediaTek shall provide such a royalty report whether or not a quarterly royalty payment is due. Any royalty report, including a certification that MediaTek Sold more than *** (***) Products during the preceding quarter, shall include the percentage of Products which were Sold to customers in the Americas or Europe.

         4.7. RIGHT TO AUDIT. With respect to the royalty set forth in paragraph 4.3, MediaTek shall keep clear and accurate records with respect to Sales of Products. These records shall be retained for a period of three (3) years from date of the reports described in paragraph 4.6 above, notwithstanding any termination of this Agreement. For any three-month period in which MediaTek reports that it Sold less than *** (***) Products, the financial information for that three-month period shall be subject to audit by an independent auditor selected by ETI, during normal business hours, with prior reasonable notice by ETI. If the audit determines a discrepancy of ten percent (10%) or more between Sales reported and the amount accurately calculated using the formula in paragraph 4.3.2, then the reasonable expense of the audit shall be borne by MediaTek and MediaTek shall immediately pay the past due amounts plus interest, calculated under paragraph 4.8.1. Otherwise, the expense of the audit shall be borne by ETI. MediaTek may require the auditor to sign a confidentiality agreement requiring the auditor to maintain as confidential all information of MediaTek disclosed in the course of the audit and preventing the auditor from disclosing to ETI or ESS any information designated confidential by MediaTek other than the total Sales by MediaTek of Products during the quarter at issue, as well as the percentage of such Products which were Sold to customers in the Americas or Europe during that quarter. Confidentiality obligations on the auditor shall survive the termination of this Agreement.

         4.8. LATE PAYMENTS. Any royalty prepayment hereunder that has not been deposited into ETI's bank account and become available as good funds by the close of business, Pacific Time, five business days following each date listed in paragraph 4.3 above, shall be considered late.

                  4.8.1. LATE PAYMENTS BEAR INTEREST. All late payments of amounts due under paragraph 4.3. shall bear interest from the due date at the

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                           lower of (1) the Prime Lending Rate as quoted in the
                           Money Rate section of the Wall Street Journal on the last business day before payment is made, plus three percent (3%); and (2) the maximum legal rate of interest applicable to loans to corporations then in effect under the laws of the State of California.

                  4.8.2. LOST OPPORTUNITY AND DAMAGE IF PAYMENT 30 DAYS LATE. If a royalty prepayment in the amount specified pursuant to paragraph 4.3 has not been paid within thirty (30) days of the due date, the parties agree that the lost opportunity cost and damage to ETI is well in excess of *** (***) and agree that any such late payment shall carry an additional charge, not creditable against the royalty payments, to compensate ETI for this damage, of *** (***).

                  4.8.3. TERMINATION OPTION IF PAYMENT 60 DAYS LATE. If a royalty prepayment has in the amount specified pursuant to paragraph 4.3 not been paid within sixty
                           (60) days of the due date, the parties agree that ETI will be entitled to terminate this Agreement pursuant to paragraph 9.4, and MediaTek hereby stipulates to entry of judgment in the following amount of one and two tenths (1.2) times the amount then owing (the amount then owing calculated as ninety million dollars ($90 million USD), less all amounts actually paid under paragraphs 4.1, 4.2, and 4.3).

5.       SETTLEMENT AND RELEASES

         5.1. LITIGATION DISMISSAL. Immediately upon MediaTek's funding of the escrow account called for under paragraph 4.1, ESS, ETI and MediaTek shall sign and jointly submit to the Court an Order of Dismissal, dismissing the Litigation with prejudice. Each party shall bear its own costs and attorney fees.

         5.2. WAIVER AND RELEASE OF MEDIATEK. As of the Effective Date, ESS, ETI, and their subsidiaries hereby release, waive, acquit, and forever discharge MediaTek, its predecessor(s) in business, and each of its employees, officers, directors, agents, representatives, attorneys, privies and consultants from any and all claims, demands, and causes of action asserted in the Litigation, or otherwise existing as of the Effective Date relating to MediaTek's current DVD software and all derivative works created therefrom, and all claims existing as of the Effective Date for copyright infringement and unfair competition, patent infringement, trademark infringement, misappropriation of trade secrets or other infringement of any intellectual property right. This release and waiver shall not extend to any DVD software features or functionality which are not present in MediaTek's DVD software as of the Effective Date. ESS and ETI hereby covenant not to file suit in the future against MediaTek on any of the matters herein waived or released. ESS and ETI agree that this waiver and release may be used by MediaTek in defense against a suit filed on any of the waived or released matters, and that if ESS or ETI

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                  brings suit against MediaTek on any of the waived or released matters, MediaTek shall be entitled to recover its reasonable attorneys' fees and costs from ESS and ETI. In addition, if ESS or ETI is found to have brought a suit after the Effective Date against MediaTek on any of the waived or released matters, ***.

         5.3. WAIVER AND RELEASE OF ESS. As of the Effective Date, MediaTek hereby waives, releases, acquits, and forever discharges ESS, its subsidiaries, its predecessor(s) in business, and each of its employees, officers, directors, agents, representatives, attorneys, privies and consultants from any and all claims, demands, and causes of action arising out of the matters alleged in the Litigation or otherwise existing as of the Effective Date, including, but not limited to, MediaTek's counterclaim for trade secret misappropriation, patent infringement, trademark infringement, copyright infringement or other infringement of any intellectual property right.

         5.4. WAIVER OF CALIFORNIA CIVIL CODE Section 1542. As of the Effective Date, the parties hereby waive the provisions of California Civil Code Section 1542, which provides as follows:

                           A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

6.       INDEMNIFICATION

         6.1. INDEMNIFICATION BY MEDIATEK. MediaTek agrees to hold ESS and its subsidiaries harmless against all liabilities, demands, damages, expenses or losses arising out of third parties' claims against the manufacture, use, sale or other disposition by MediaTek or its vendees or other transferees of Products, to the extent such third parties' claims relate to the technology licensed in paragraph 2.1.

7.       REPRESENTATIONS AND WARRANTIES

         7.1. AUTHORITY TO GRANT LICENSES. ETI and ESS warrant and represent that they have the authority to grant the licenses granted hereinabove.

         7.2. NO WARRANTY OF NON-INFRINGEMENT BY ESS. ESS and ETI make no warranty that the manufacture, use, sale, lease, transfer or other disposition of Products by MediaTek will not infringe patents or other intellectual property rights of any third parties. It is agreed that ESS and ETI have no obligation to indemnify or defend MediaTek with respect to any claim, demand or cause of action for infringement or alleged infringement of any patent, copyright, trademark, trade secret or other intellectual property

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                  right arising out of or connected with the manufacture, use, sale, lease or other transfer or disposition of operation of Products.

         7.3. DISCLAIMER BY ESS AND ITS SUBSIDIARIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, ESS AND ITS SUBSIDIARIES MAKE NO REPRESENTATIONS, EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUME NO RESPONSIBILITIES WHATEVER, INCLUDING ANY RESPONSIBILITIES OF INDEMNIFICATION, WITH RESPECT TO THE USE, SALE OR OTHER DISPOSITION BY MEDIATEK, ITS VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR OPERATING IN ACCORDANCE WITH THE LICENSE GRANTED HEREUNDER.

8.       TRANSFERABILITY

         8.1. NON-TRANSFERABLE BY MEDIATEK. This Agreement shall inure to the benefit of the parties hereto and, insofar as expressly provided for herein, to their respective Subsidiaries. MediaTek shall not assign or transfer, or attempt to assign or transfer, any of its rights or privileges hereunder, whether by merger, sale or purchase of a controlling interest of voting shares or other securities, sale or purchase of assets, or otherwise, without the prior written consent of ESS and ETI, as described in paragraph 9.5.

9.       TERMINATION

         9.1. EFFECTIVE DATE. This Agreement is effective as of the Effective Date identified in the first paragraph of this Agreement.

         9.2. PERPETUAL LICENSE. Unless earlier terminated in accordance with the terms and provisions of this Agreement, the Agreement and the licenses and rights granted hereunder shall be perpetual.

         9.3. TERMINATION ON BREACH. In the event of a material breach of a term or condition of this Agreement by a party, the other party shall have the right to terminate the Agreement forthwith by notice in writing identifying and describing the breach. The Agreement will terminate thirty (30) days following the sending of such notice, unless the breach is cured within that time. The right to terminate shall be in addition to all other rights and remedies which a party may have in law or equity to enforce this contract or to seek damages for breach thereof. On termination of the Agreement, the releases granted in paragraphs 5.2, 5.3, and 5.4 shall also terminate.

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         9.4.     TERMINATION FOR FAILURE TO PAY ROYALTY. Notwithstanding the
                  provisions of paragraph 9.3, any failure on the part of MediaTek to make any payment due under paragraph 4.1 within five (5) days of the due date, or to make any payment due under paragraph 4.3 within ninety (90) days of the due date, shall constitute a material breach of the Agreement, and shall entitle ESS and ETI to immediately terminate the Agreement on written notice without any requirement to provide advance notice as provided in paragraph 9.3. On termination of the Agreement, the releases granted in paragraphs 5.2, 5.3, and
                  5.4 shall also terminate.

         9.5. TERMINATION ON ATTEMPTED TRANSFER. This Agreement may be transferred by MediaTek only under the conditions set out in paragraphs 9.5.1 or 9.5.2. Any other assignment, transfer or sublicense, or attempted assignment, transfer or sublicense of this Agreement or of any license or other rights granted hereunder by MediaTek in violation of the terms and conditions hereof shall constitute a material breach of the Agreement, and shall entitle the ESS and ETI to immediately terminate the Agreement on written notice without any requirement to provide advance notice as provided in paragraph 9.3. On termination of the Agreement, the releases granted in paragraphs 5.2, 5.3, and 5.4 shall also terminate.

                  9.5.1. TRANSFER TO APPROVED ENTITY. If MediaTek wishes to transfer this Agreement to another entity, it shall give written notice of its desire to ETI and ESS. If ESS and ETI grant permission in writing, this Agreement and all rights and obligations under it may be transferred by MediaTek to the identified entity. If ESS and ETI do not grant permission to transfer this Agreement, it may only be transferred in accordance with paragraph 9.5.2 under a fully paid-up license.

                  9.5.2. TRANSFER FOLLOWING PAID-UP LICENSE. If the license has become fully paid-up under paragraph 4.3.5, it may be transferred by MediaTek to any entity on written notice. If the license has not been fully paid up under paragraph 4.3.5, it may be transferred only if MediaTek first fully pays up the license royalties as described in paragraph 4.3.5.

         9.6. TERMINATION ON BANKRUPTCY. In any of the following events, ESS or ETI shall have the right to terminate this Agreement at any time if:

                  9.6.1.   MediaTek files a voluntary petition in bankruptcy; or

                  9.6.2. an involuntary petition in bankruptcy is filed naming MediaTek; or

                  9.6.3. MediaTek makes an assignment of assets for the benefit of creditors; or

                  9.6.4. if a receiver or trustee of MediaTek's assets shall be appointed; or

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                  9.6.5.   MediaTek shall cease or discontinue conducting
                           business in the ordinary course.

         On termination of the Agreement for any of the foregoing reasons, the releases granted in paragraphs 5.2, 5.3, and 5.4 shall also terminate.

         9.7. NO WAIVER. The waiver by either party of a breach or default in or of any provision of this Agreement by the other party shall not act or be construed as a waiver by such party of any other or succeeding breach of the same or other provision(s), nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder, operate as a waiver of any right, power or privilege by such party.

10.      CONFIDENTIALITY

         10.1. ESS and MediaTek each agree to keep the terms of this Agreement (with the exception of the financial terms detailed in paragraph 4 of the Agreement) confidential and to refrain from disclosing the terms of the Agreement to any third party except as required by law (civil or criminal), and except as is reasonably necessary to each of the parties' insurers and respective legal, tax, and investment advisors. This provision shall not restrict either party from disclosing that the parties have entered into a settlement of the Litigation. All parties recognize and agree that, except for documents and information filed under seal, the Court's files in this matter are public records and not affected by this provision.

11.      GENERAL

         11.1. COMPLETE AGREEMENT. This instrument embodies the complete and only agreement between the parties and supersedes and cancels any and all previous understandings, agreement, negotiations, commitments and any other writings or communications pertaining to its subject matter, whether written or oral.

         11.2. MODIFICATION AND WAIVER. This Agreement may not be modified or amended, nor may any right or obligation set forth herein be waived, except in a writing signed by the parties with at least the same formalities as are observed herein. A waiver as to any particular term shall not operate as a waiver as to any other terms.

         11.3. SEVERABILITY. In the event any provision of this Agreement shall be held to be invalid or unenforceable in any respect or for any reason, such holding shall not impair the validity and enforceability of the remaining provisions of this Agreement, which shall continue to be given full force and effect, except that the Parties agree to make such other and further agreements as

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                  may be necessary to provide the full intended economic
                  benefit, if any, associated with any provisions held invalid or unenforceable.

         11.4. ADVICE OF COUNSEL. Each party acknowledges to the other party that it has been represented by legal counsel of its own choice throughout all of the negotiations which preceded the execution of this Agreement and that it has executed this Agreement with the consent and on the advice of such legal counsel. Each party further acknowledges that it and its counsel have had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof and the delivery and acceptance of the consideration specified herein.

         11.5. CHOICE OF LAW AND VENUE. This Agreement shall be construed and interpreted with the laws of the State of California. The language of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against either of the parties. In the event suit is filed by either party involving a dispute concerning the construction, interpretation, enforcement, or breach of this Agreement, or the enforcement of any intellectual property rights which are the subject hereof, the parties agree to submit to personal jurisdiction and venue of the United States District Court for the Northern District of California.

         11.6. COUNTERPARTS. This Agreement may be executed in counterparts which, taken together, shall constitute one and the same agreement.

         11.7. CAPTIONS AND HEADINGS. Captions and paragraph headings used in this Agreement are for convenience and shall not be used to govern, construe, or interpret this Agreement.

         11.8. NOTICES. Any notice, request, report, or remittance required or permitted to be given under or in connection with this Agreement or the subject matter hereof, shall be deemed to have been sufficiently given when addressed as follows and sent by Certified Mail, postage prepaid, or (except for remittance of royalties) by facsimile.

                  TO ESS or ESS Technology International:
                                    ESS
                                    48401 Fremont Boulevard
                                    Fremont, CA 94538
                                    Attention: Fred Chan and James Boyd
                                    Fax 510-492-1511

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

                  With a copy to:

                                    Milbank, Tweed, Hadley & McCloy LLP
                                    Attention: James Pooley
                                    5 Palo Alto Square, 7th Floor,
                                    Palo Alto, CA 94306
                                    Fax 650-739-7100

                  TO MediaTek:

                                    MediaTek, Inc.
                                    5F, No. 1-2 Innovation Road 1
                                    Science-Based Industrial Park, Hsin-Chu City
                                    Taiwan, R.O.C.
                                    Fax: 886-3578-7680

                  With a copy to:

                                    William H. Wright
                                    Hogan & Hartson, L.L.P.
                                    500 S. Grand Ave., Suite 1900
                                    Los Angeles, CA 90071
                                    Fax 213-337-6701

                  The date of receipt of any such notice or request shall be deemed to be the date of actual receipt by the addressee thereof, but in any case not later than five (5) days after the date of dispatch thereof. Either party may give written notice of change of address to the other and, after such notice has been received, any notice or request required to be given to such party shall be given at such changed address, in the manner provided above.

         11.9. ATTORNEYS' FEES. In the event a party hereto initiates any legal action to interpret any provision or term of the Agreement or to enforce any right or obligation thereunder, the prevailing party shall be entitled, in addition to any other relief or award granted, to an award of reasonable attorney's fees and all costs of such action.

         11.10. REPRESENTATIONS OF AUTHORITY. Each of the parties to this Agreement warrants and represents to the other that it has the power to enter into this Agreement and that the person executing this Agreement on its behalf has been authorized to do so by any and all appropriate corporate bodies. Each of the undersigned represents and warrants that he or she has the

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

                  authority and capacity to act on behalf of the entity on behalf of whom he or she signed this Agreement and on behalf of all who might claim through such entity and to bind them to the terms and conditions of this Agreement.

12.      DESTRUCTION OF CONFIDENTIAL AND ATTORNEYS ONLY MATERIALS.

                  Within ten (10) days of the Effective Date of this Agreement, all materials designated as "Confidential" or "Attorneys Only" pursuant to the Protective Order in this action, and all copies thereof including summaries and excerpts, any copies of ESS or ETI source or object code acquired by MediaTek or its counsel, and any copies of MediaTek source or object code acquired by ESS or ETI or their counsel, shall be destroyed. Such destruction shall be certified by each party in writing, and the certifications shall be delivered to the opposing party. Outside counsel for the parties shall be entitled to retain court papers and attorney work product (including court papers, transcripts and exhibits, and attorney work product that contain information or material designated as "Confidential" or "Attorneys Only").

13.      ESCROW ACCOUNT PAYMENTS FOR WITHHOLDING TAX EXEMPTION

         13.1. *** shall pay *** (***) into an escrow account. Such sum shall be paid by wire transfer, and shall be transmitted from***'s account no later than 11:00 p.m. Pacific Time on the earlier of June 30, 2003, or three business days after the escrow account is opened. Such payment shall be made free and clear of all taxes, duties or levies however designated or computed. *** shall indemnify and hold harmless *** from all taxes, duties and levies, if any, imposed upon such payment (other than United States income taxes).

         13.2. ***shall pay *** (***) into the same escrow account. Such sum shall be paid by wire transfer, and shall be transmitted from***'s account no later than 11:00 p.m. Pacific on the earlier of June 30, 2003, or three business days after the escrow account is opened. Such payment shall be made free and clear of all taxes, duties or levies however designated or computed. *** shall indemnify and hold harmless *** from all taxes, duties and levies, if any, imposed upon such payment (other than income taxes).

         13.3. The escrow account shall be governed by the escrow agreement attached hereto as Exhibit B. If MediaTek's application for a withholding tax exemption described in paragraph 4.2 is granted by the taxing authority of the government of Taiwan and the *** (***) called for in paragraph 4.2 is paid to***, then the escrow agreement shall ***. In all other cases, the escrow agreement shall***.

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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

         13.4. All funds specified in this paragraph 13 shall be paid in lawful money of the United States of America.

                  IN WITNESS WHEREOF, the Parties hereto have executed this License Agreement and Mutual Release as of the day and year written below.

DATED:  _______________, 2003              ESS TECHNOLOGY INTERNATIONAL,
                                           INC.

                                           By: /s/ Fred Shiu Leung Chan

                                           Its: Chairman

DATED:  _______________, 2003              ESS TECHNOLOGY, INC.

                                           By: /s/ Robert L. Blair

                                           Its: President and CEO

DATED:  _______________, 2003              MEDIATEK, INCORPORATION.

                                           By: /s/ [ILLEGIBLE]
                                                  ______________________________

                                           Its: Chairman of the Board

APPROVED AS TO FORM:

DATED:  _______________, 2003            Milbank, Tweed, Hadley and McCloy, LLP

                                         By: /s/ James Pooley
                                             James Pooley
                                             Attorneys for ESS

DATED:  _______________, 2003            Hogan & Hartson, LLP

                                         By: /s/ Jai Rho
                                             Jai Rho
                                             Attorneys for MediaTek

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